EXHIBIT 10.51


                       IN THE UNITED STATES DISTRICT COURT
                           FOR THE DISTRICT OF MARYLAND



                 ALFONSO M. DYSON, MARVIN L. FOWLKES,               )
                 MERRILL L. HODGE, JOSEPH W. JAMES,                 )
                 LEROY E. SNYDER, ROBIN D. THOMPSON,                )
                 LORNA R. ELAM, VERONICA A. MARSHALL,               )
                 CHARLES E. KILPATRICK, THELMA I. GREEN,            )
                 EUGENE F. KILPATRICK, EARL C. GREEN,               )
                 JERROD D. LEIGERTWOOD, CLARENCE M.                 )
                 HAIZLIP JR., REX L. TINGLE, SUSAN L. PROBYN,       )
                 ANGELA M.        ENLOE, and STEVEN R. CONERLY,     )
                                                                    )
                                                                    )
                 On behalf of themselves                            )
                 and as Representatives of a Class                  )
                 of all others Similarly Situated,                  )
                                                                    )
              Plaintiffs, ) C.A. No. DKC-93-1503
                                                                    )
                              v.                                    )
                                                                    )
                 FLAGSTAR CORPORATION, DENNY'S,                     )
                 INC., FLAGSTAR COMPANIES, INC.,                    )
                 and DENNY'S HOLDINGS, INC.                         )
                                                                    )
                                                       Defendants.  )
                    ________________________________________________)

                                 TABLE OF CONTENTS

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

I.       INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

II.      PURPOSES OF THE DECREE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

III.     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

IV.      JURISDICTION, SCOPE AND TERM OF DECREE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

V.       EFFECT OF DECREE -- RELEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

VI.      ACTS AFTER CLASS PERIOD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

VII.     NON-ADMISSION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

VIII.  SETTLEMENT CLASS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

IX.      PROHIBITORY INJUNCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

X.       COMPLIANCE PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


         A.      General Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14


         B.      Written Customer Service Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .14


         C.      Notice to Employees and Agents and Training and Education Program  . . . . . . . . . . . .15


                 1.       Notice to Employees and Agents  . . . . . . . . . . . . . . . . . . . . . . . . .15


                 2.       Training of Employees and Agents  . . . . . . . . . . . . . . . . . . . . . . . .17


                 3.       Notice to and Training of Franchisees . . . . . . . . . . . . . . . . . . . . . .23


        D.      Notice to the Public and Advertising   . . . . . . . . . . . . . . . . . . . . . . . . . . 26

XI.      INTERNAL COMPLAINT PROCEDURE AND DISCIPLINARY POLICY . . . . . . . . . . . . . . . . . . . . . . .31

XII.     INCENTIVE AND EVALUATION PROGRAM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

XIII.    TESTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


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XIV.  MONITORING, RECORD-KEEPING AND REPORTING REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . 37


      A.      Civil Rights Monitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


      B.      Record-Keeping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


              1.       Disclosure of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44


              2.       Application of Attorney-Client Privilege and Work Product Doctrine   . . . . . . . 45


              3.       Record-Keeping Duties of Monitor  . . . . . . . . . . . . . . . . . . . . . . . .  46


              4.       Denny's Duty to Retain Documents  . . . . . . . . . . . . . . . . . . . . . . . .  47


              5.       Uninvestigated Complaints of Discrimination Alleged
                                   to Have Occurred During the Class Period . . . . . . . . . . . .       48


        C.      Reporting Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49


              1.       Preliminary Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49


              2.       Semi-Annual Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49


              3.       Reports to Testing Organizations  . . . . . . . . . . . . . . . . . . . . . . . .  51


              4.       Complaints of Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . .  51

XV.      MONETARY RELIEF, NOTICE AND CLAIMS PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . 52


         A.      Establishment of Monetary Settlement Fund  . . . . . . . . . . . . . . . . . . . . . . . 52


         B.      Allocation of Settlement Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

         C.      Reduction of Opt-outs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

         D.      Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56


         E.      Initial Receipt of Claim Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58


         F.      Eligible Class Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60


         G.      Disputed Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62




                                             ii


         H.      Disbursement of Opt-out Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63


         I.      Class Monetary Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63


         J.      Objections to Class Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

XVI.  ATTORNEY'S FEES, C0STS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

XVII.  DISPUTE RES0LUTION PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

XVIII. INCIDENTS OF DISCRIMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69

XIX.     ENTIRE AGREEMENT; MODIFICATION AND SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . 69

XX.      CERTIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70

                                                       CONSENT DECREE



                      I.

                 INTRODUCTION

        The plaintiffs in this action are a class of African-American individuals and their associates who claim that defendants have denied plaintiffs the right to make and enforce contracts on the same basis as white citizens, in violation of 42 U.S.C. (section mark) 1981, and that defendants have denied plaintiffs the full and equal enjoyment of the goods, services, facilities, privileges, advantages and accommodations of Denny's Restaurants on the basis of race, in violation of 42 U.S.C. (section mark) 2000a.

         The representatives of the plaintiff class are: Alfonso M. Dyson, Marvin L. Fowlkes, Merrill L. Hodge, Joseph W. James, Leroy E. Snyder, Robin D. Thompson, Lorna R. Elam, Veronica A. Marshall, Charles
E. Kilpatrick, Thelma I. Green, Eugene F. Kilpatrick, Earl C. Green, Jerrod D. Leigertwood, Clarence M. Haizlip Jr., Rex L. Tingle, Susan L. Probyn, Angela M. Enloe and Steven R. Conerly.

         Defendant Denny's, Inc. is a California corporation with its principal place of business in Spartanburg, South Carolina. Denny's, Inc. is a subsidiary of defendant Flagstar Corporation. Denny's, Inc., through its chain of Denny's Restaurants, conducts business in every State in the country except Alaska and Rhode Island. Defendant Flagstar Corporation is a Delaware corporation with its principal place of business in Spartanburg, South Carolina. Flagstar Corporation, through its subsidiary Denny's, Inc., conducts business throughout the United States. Defendant Flagstar Companies, Inc. wholly owns defendant Flagstar Corporation. Defendant Denny's Holdings, Inc. is a subsidiary of Flagstar Corporation and owns defendant Denny's, Inc.

         Plaintiffs' Second Amended Complaint alleges that the defendants have engaged in a policy and practice of race-based discrimination and segregation for the purpose and/or with the effect of prohibiting African-American customers and their associates from exercising their rights to contract and obtain equal treatment under the law. More specifically, plaintiffs allege that the defendants' discriminatory conduct has included, but has not been limited to: (a) requiring African-American customers and their non-African-American associates to prepay for food, beverages and/or other items or services, on the basis of race or color; (b) requiring African-American customers and their non-African-American associates to pay a cover charge and/or a minimum charge, on the basis of race or color; (c) requiring African-American customers and their non-African-American associates to show identification before being permitted to enter a restaurant or to receive food, on the basis of race or color; (d) denying, or offering under discriminatory terms or with discriminatory requirements, the benefits of the Free Birthday Meal promotion and/or other restaurant promotions to African- American customers and their non-African-American associates, on the basis of race or color; (e) seating African-American customers and their non-African-American associates in a segregated section or area of the restaurant, along with all or most of the restaurant's African-American customers, on the basis of race or color;
(f) requiring African-American customers and their non-African-American associates to wait longer to be seated than similarly situated white customers, on the basis of race or color; (g) denying service to African-American customers and their non-African-American associates, on the basis of race or color; (h) ignoring African-American customers and their non-African-American associates, or otherwise effectively denying them service, on the basis of race or color; (i) presenting

African-American customers and their non-African-American associates with bills that require the payment of added service charges, tips or gratuities, on the basis of race or color; (j) ejecting African-American customers and their non-African-American associates from defendants' restaurants, or threatening them with ejection, on the basis of race or color; (k) serving food to African-American customers and their non-African-American associates that has been improperly cooked or is otherwise unfit for serving, on the basis of race or color; (l) subjecting African-American customers and their non-African-American associates to racially derogatory and inflammatory remarks on the basis of race or color; and (m) providing slower, less courteous and/or otherwise inferior service to African-American customers and their non-African-American associates than to similarly situated white customers, on the basis of race or color.

         Defendants have at all times denied, and continue to deny, the allegations contained in plaintiffs' Second Amended Complaint.

         The parties have agreed to resolve this action voluntarily. The parties have agreed to the following terms upon which this action will be fully and finally resolved and, as indicated by the signature of counsel at the end of this document, have consented to the entry of this Consent Decree by the Court.

                          II.
                PURPOSES OF THE DECREE

         The parties have entered into this Decree for the following purposes:

         A. To ensure, by means set forth in this Decree, that all future customers of company-owned and franchise-owned Denny's
Restaurants are accorded equal treatment and service regardless of race and/or color.



         B. To provide injunctive relief in furtherance of the public interest, and to provide injunctive and monetary relief to all class members by means of the requirements and procedures set forth below.

         C.      To avoid further protracted and costly litigation.


                                                    ORDER

         It appearing to the Court that the Decree is fair and reasonable,

         NOW THEREFORE,

         It is hereby ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:



                                                    III.

                                                 DEFINITIONS

         The following terms when used in this Decree shall have the following meanings:

         A.       "African-American" shall include all B1ack persons.

         B.      "Agent", when used in connection with defendant
Denny's, Inc., shall mean any person involved in the treatment and service of customers at Denny's Restaurants, including, but not limited to, security personnel.

         C. "Class Period" shall refer to the time period between July 1, 1987 and May 24, 1994.

         D. "Complaint" shall include any formal or informal written or oral complaint, made to any administrative or official body or to any officer, employee, agent or franchisee of Denny's.


         E. "Denny's" shall refer to Denny's, Inc., all company-owned "Denny's Restaurants" and all officers, employees and agents of Denny's, Inc. and company-owned "Denny's Restaurants."

         F. "Franchise-owned Denny's" shall refer to all restaurants that, during the duration of this Decree, bear the Denny's trademark pursuant to a franchisor-franchisee relationship with Denny's, Inc.

         G.      "Principal" or "Principally Featured" shall refer to:
(l) anyone who is seen and who speaks a line or lines of dialogue, whether directly employed for such work or after being hired as an extra performer; or (2) anyone whose face appears silent, alone in a stationary camera shot, and is identified with the product or service; or (3) anyone whose face appears silent and is identifiable and whose foreground performance demonstrates or illustrates a product or service or illustrates or reacts to the on- or off-camera narrations or commercial message. Persons appearing in the foreground solely as atmosphere and not otherwise covered by the foregoing shall be deemed extra performers.

         H. "Section" shall refer to a numbered section of this Decree, except where express reference is made to another instrument, statute, or document. Section headings in this

Decree are for the convenience of the Court and parties and shall not be used to interpret a term or provision of the Decree.

         I. "Testing" shall refer to an investigative process in which similarly situated pairs of individuals, or groups of individuals, are sent to a Denny's restaurant at predetermined times under controlled circumstances to determine if employees at the restaurant are discriminating against customers on the basis of race or color. Although the precise requirements of a given test will differ depending upon the type of discrimination under examination and the practical limitations of the test situation, it is expected that (1) tester pairs or groups will be carefully matched so as to be similar in all respects except for race or color; (2) tester pairs or groups will visit the test site as close together in time as logistically possible; and (3) tester pairs or groups will be trained to seek similar services in a similar manner from the same restaurant employee(s).

                            IV.

            JURISDICTION, SCOPE AND TERM OF DECREE

         A. The parties have consented to the entry of this Decree. To this end, the parties stipulate, and the Court finds, that (1) Denny's Restaurants are places of public accommodations within the meaning of 42 U.S.C. (section mark) 2000a(b)(1); (2) Denny's Restaurants operations affect interstate commerce within the meaning of 42 U.S.C S 2000a(c)(1); and (3) this Court has personal jurisdiction over defendants for purposes of this action and jurisdiction over this action pursuant to 28 U.S.C. (section mark)(section mark)-1331, 1343 and 1345, and 42 U.S.C. (section mark) 2000a-6.

         The Second Amended Complaint asserts claims that, if proved, would authorize a jury or the Court to grant the monetary and equitable relief set forth in this Decree.



         B.      The provisions of this Decree shall apply as follows:

         1. All provisions of this Decree, unless otherwise indicated, shall apply to Denny's, its subsidiaries, directors, officers, employees, agents, assigns, successors in interest in the ownership and/or operation of Denny's Restaurants, and anyone acting in whole or in part under the direction of Denny's or any of Denny's subsidiaries in connection with the service or treatment of customers at Denny's Restaurants. The provisions of Sections II, III, IV, IX, X(A), X(C)(3), X(D)(2), and XIV shall apply to franchisees to the extent stated in those sections.

         2. Flagstar Corporation, its subsidiaries, officers, employees, agents, assigns, and successors in interest, or anyone acting in whole or in part under the direction of Flagstar Corporation or any of Flagstar Corporation's subsidiaries shall be bound by Sections IX, XIV(B)(1), and XIV(B)(4) of this Decree.

         C. The provisions of this Decree shall become effective upon the date the Decree is entered by the Court, and shall remain in effect for seven (7) years from May 24, 1994, unless the case is dismissed earlier as provided herein. Within sixty (60) days preceding the fifth anniversary of the entry of the Decree by the Court, or at any time thereafter, Denny's may apply to the Court for an order dismissing the case. Plaintiffs shall retain the right to oppose defendants' application on any grounds appropriate under applicable law. The Court may determine that early dismissal of the case is appropriate based upon satisfactory compliance by Denny's of the terms, provisions and purposes of this Decree.


         The period of this Decree may be extended, as appropriate, for any dispute that must be resolved by the Court. In the absence of an early dismissal of this case, or extensions by the Court, defendants may move for termination of the Decree and dismissal of the case at the close of the seven (7) year period. Plaintiffs and their counsel may oppose defendants' motion on any grounds appropriate under applicable law.

         The Court shall retain jurisdiction during the duration of the Decree to enforce the provisions of the Decree. The dispute resolution provisions contained in Section XVII of this Decree are not intended to preclude the Court from enforcing any provision of the Decree based on its own powers.

                            V.

               EFFECT OF DECREE -- RELEASE

         The negotiation and entry of this Decree have been undertaken by the parties for the purpose of settling the claims of the plaintiffs and members of the Settlement Class. Upon entry of the Decree, the defendants, Denny's franchisees, and their respective parents, subsidiaries, directors, officers, agents and employees shall be, and hereby are, fully released and forever discharged from any and all claims, demands, charges, complaints, rights and causes of action of any kind, known or unknown, by the plaintiffs, or members of the Settlement Class who do not timely request exclusion from the Class, that arise out of or are related to the incidents of discrimination alleged in the Second Amended Complaint within the Class Period. The entry of this Decree fully settles the allegations of discrimination that have been, could have been, or in the future might be claimed or asserted against the defendants or Denny's franchisees in this case by the plaintiffs and/or members of the Settlement Class based on, arising out of, relating to, or in connection with any of the allegations, facts, or circumstances asserted in the Second Amended Complaint within the Class Period. This release shall survive the termination of the Decree.

                       VI.

             ACTS AFTER CLASS PERIOD

         The provisions of this Decree are not intended to eliminate or terminate any rights otherwise available to the plaintiffs or members of the Settlement Class for acts by the defendants, their subsidiaries, directors, officers, agents or employees, occurring after the Class Period.

                     VII.

        NON-ADMISSION OF LIABILITY

         By entering into this Decree the defendants do not admit that the allegations of discrimination contained in the plaintiffs' Second Amended Complaint are true. The defendants deny that any of their practices, policies, procedures, acts, or omissions related to their service of customers at Denny's Restaurants have at any time violated any applicable civil rights laws.

                     VIII .

               SETTLEMENT CLASS

         The parties agree and stipulate that for purposes of settlement of claims for monetary relief, the Settlement Class defined below shall be certified under Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure; and that for purposes of settlement of claims for injunctive relief the Settlement Class defined below shall be certified under Rules 23(a) and 23(b)(2) of the Federal Rules of Civil Procedure.



         Accordingly, the Court hereby approves and certifies the following plaintiff class pursuant to Rules 23(a), 23(b)(3), and 23(b)(2) of the Federal Rules of Civil Procedure:

         A. Every African-American who, between July 1, 1987 and May 24, 1994, has sought service as a customer at a Denny's Restaurant or a franchise-owned Denny's anywhere in the United States outside California and has been subjected to discriminatory treatment or provided services in a discriminatory manner, on the basis of race or color. This includes but is not limited to every African-American customer who, on the basis of race or color, has been:

         1. required to prepay for food, beverages and/or other items or services;

         2.  required to pay a cover charge and/or a minimum charge;

         3. required to show identification before being permitted to enter the restaurant or to receive food;

         4. denied, or offered under discriminatory terms or with discriminatory requirements, the benefits of the Free Birthday Meal promotion and/or other restaurant promotions;

         5. seated in a segregated section or area of the restaurant, along with all or most of the other African-American customers;

         6. required to wait longer to be seated than similarly situated white customers;

         7.  denied service;

         8. ignored by defendants' employees, or otherwise effectively denied service;

         9. presented with a bill that required the payment of an added service charge, tip or gratuity;

         10.  ejected from the restaurant, or threatened with ejection;

         11. served food that was improperly cooked or otherwise unfit for serving;

         12. subjected to racially derogatory and/or inflammatory remarks; or

         13. provided slower, less courteous and/or otherwise inferior service than the service provided to similarly situated white customers; and

         B. Every non-African-American who, between July 1, 1987 and May 24, 1994, has sought service as a customer at a Denny's Restaurant or a franchise-owned Denny's anywhere in the United States outside California and, as a result of his or her association with one or more African-American customers, has been subjected to discriminatory treatment or provided services in a discriminatory manner. This includes but is not limited to every non-African-American customer who, as a result of his or her association with one or more African-American customers, has been subjected to any of the discriminatory policies and practices set forth in Section VIII (A) (1)-(13).

                     IX.

            PROHIBITORY INJUNCTION

         Flagstar Corporation and Denny's, together with their respective subsidiaries, directors, officers, employees, agents, assigns, successors in interest in the ownership and/or operation of their respective places of public accommodation, and those persons in active concert or participation with them in connection with the treatment and/or service of customers who receive actual notice of the Decree by personal service or otherwise, and franchisees who receive actual notice of the Decree by personal service or otherwise, are

HEREBY PERMANENTLY ENJOINED from:

         A. Denying to any person, on the basis of race or color, the full and equal enjoyment of the goods, services, facilities, privileges, advantages, and accommodations of their restaurants;

         B. Denying service, or offering less favorable terms and conditions of service, to any person on the basis of race or color;

         C. Requiring prepayment, a cover charge, minimum charge, added service charge, or identification as a condition of service, on the basis of race or color;

         D. Refusing to seat, take meal orders or serve any person on the basis of race or color;

         E. Requiring any person to wait longer, or otherwise providing substandard and inferior service to any person on the basis of race or color;

         F. Serving any person food which is improperly cooked or unfit for serving on the basis or race or color;

         G. Subjecting any person to racially derogatory and/or inflammatory remarks;

         H. Removing by force, or threatening to remove by force, any person on the basis of race or color;

         I. Segregating any person within a restaurant on the basis of race or color;

         J. Implementing different terms and conditions, on the basis of race or color, concerning any promotional offers, including any future offer of "free birthday meals;"

         K. Making statements, on the basis of race or color, that would discourage a reasonable person from visiting defendants' restaurants;

         L. Instructing or encouraging employees or staff members to discourage any person, on the basis of race or color, from visiting defendants' facilities or from enjoying the full benefits of defendants' facilities;

         M. Making, printing, or publishing, or causing to be made, printed, or published, any notice, statement, or advertisement with respect to the service at or equal enjoyment of defendants' restaurants that indicates any preference, limitation, or discrimination based on race or color, or an intention to make any such limitation or discrimination;

         N. Representing to any person, on the basis of race or color, that service or enjoyment of defendants' facilities is not available, when such is in fact available;

         O. Denying service, or offering less favorable terms or conditions of service, to any non-African-American customers because they patronize defendants' facilities as part of a group which includes African-American customers; and

         P. Retaliating against any plaintiff, member of the Settlement Class, or any officer, employee or agent of defendants for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree.

                                      X.

                           COMPLIANCE PROVISIONS

         Denny's shall take the following steps to ensure that its restaurants are operated in a nondiscriminatory manner:

         A.      General Compliance

         Denny's shall implement the plan described below to ensure compliance with federal law by Denny's, its subsidiaries, franchisees, agents, officers and employees. The plan includes, but is not limited to, provisions for the development and implementation of a non-discrimination training program for personnel, the retention of a Civil Rights Monitor (hereinafter "Monitor"), testing of Denny's franchise and company-owned restaurants to monitor compliance with this Decree, and notifying the public that Denny's Restaurants will operate in a nondiscriminatory manner. In order that compliance with the Decree may be monitored appropriately, Denny's and the Monitor shall maintain appropriate records. Denny's shall cooperate with Class Counsel and the Monitor in providing complete, accurate and current information as required under the Decree regarding its restaurants and compliance with the Decree.

         B.      Written Customer Service Policies

         Denny's customer service policies shall be uniformly applied to all customers without regard to race or color. This Decree shall not restrict Denny's from revising or modifying its policies concerning the treatment and service of customers, provided that the revisions or modifications do not discriminate on the basis of race or color, or conflict with any provision of the Decree.

         During the duration of the Decree, Denny's shall submit to the Monitor and Class Counsel for review and comment any proposed, new, revised or amended customer service policies prior to their implementation so that the Monitor and Class Counsel may review such policies to ensure that they are consistent with the non-discrimination provisions of Section IX above. Class Counsel shall provide defendants with their comments or suggestions, if any, within sixty (60) days following the date that the policies are received. If the Monitor does not object or propose any amendments and/or revisions within fifteen
(15) days of receipt of Denny's policies or any proposed amendments and/or revisions to those policies, Denny's may implement such policies. If the Monitor objects, Denny's proposed revisions and/or amendments to Denny's policies may not be adopted until after Denny's and the Monitor have endeavored, in good faith, to resolve all disputed issues concerning such policies.

         In the event that the Monitor objects to any of Denny's existing or proposed customer service policies on the basis that they conflict with or undermine the provisions or purposes of this Decree, and Denny's does not modify such policy to the satisfaction of the Monitor, Class Counsel shall retain the right to bring the matter before the Court, consistent with the dispute resolution procedures contained in this Decree.

         C.      Notice to Employees and Agents and Training and
         Education Program

         1.      Notice to Employees and Agents

         a. Within sixty (60) days of the effective date of the Decree, Denny's shall send each of its officers, employees and agents a letter accompanied by: (1) a Summary of the Decree as set forth in Exhibit A; and (2) a copy of the Notice of Nondiscrimination Policies and Procedures set forth in Exhibit B, explaining employee and agent duties and obligations under Title II of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, and this Consent Decree.

         In addition, Denny's shall inform each of its officers, employees and agents that any breach of, or failure to comply with, the terms and conditions set forth in Section IX of this Decree shall subject him or her to dismissal or other disciplinary action.

         Each person receiving the Summary and Notice of Nondiscrimination Policies shall execute a statement acknowledging that he or she has received and read the Summary and Notice, and that he or she agrees to act in accordance with the requirements of the Decree. The statement shall be in the form of the statement contained in Exhibit C, and a copy of the statement shall be retained at the restaurant where the employee or agent works. In the case of district, regional, or divisional leadership, the statement shall be retained at the divisional office. For corporate officers, the statement shall be retained at Denny's corporate office. During the term of this Decree, copies of these statements shall be made available, upon ten (10) days notice, to Class Counsel.


         b. Within sixty (60) days of the effective date of this Decree, Denny's shall inform its current officers, employees and agents that if any officer, employee or agent requests a copy of this Consent Decree, a copy will be provided to him or her at Denny's expense. Merely showing the officer, employee or agent a copy of the Decree, or the Summary of the Decree, will not satisfy the requirements of this Section. Officers, employees, and agents shall be entitled to retain permanent possession of all documents with which this Decree requires they be provided.

         c. Within sixty (60) days of the effective date of this Decree, Denny's shall inform its current officers, employees and agents
(1) of the existence of the internal complaint procedure set out in
Section XI of this Decree; and (2) of Denny's agreement that it may not and will not reprimand, penalize, or otherwise retaliate in any way against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree. This notice may be set forth in a separate document or included in Exhibit B, which describes the employee's and agent's duties and obligations under federal public accommodations law.

         d. The requirements of this Section shall be applied to all new officers, employees or agents within seven (7) days of the date of hire of the new officer, employee or agent, throughout the duration of the Decree.

         e. Denny's shall publish an article notifying its officers, employees and agents of the entry of the Decree in the first issue of the Denny's Newsletter ("Denny's Today") published subsequent to the effective date of the Decree. Such publication shall not be later than six (6) months following the effective date of the Decree. The notice required in this paragraph shall be printed on the cover page of the Denny's Newsletter. The notice shall be submitted to Class Counsel for comment and review, prior to publication and within thirty (30) days of the effective date of the Decree.

         2.      Training of Employees and Agents
         a. If the Monitor approves Denny's existing non-discrimination training program (hereinafter "training program"), within sixty (60) days after entry of this Decree or retention of the Monitor, whichever is later, Denny's, through the Monitor, shall submit to Class

Counsel for comment and review that proposed training program and identify the person(s) and/or organization(s) conducting the training program for the instruction of all currently employed personnel regarding their duties and obligations under the federal public accommodations laws and this Consent Decree. For purposes of this Decree, the term "currently employed personnel" shall include, but not be limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers, managers-in-training, servers, hosts/hostesses, buspersons, cooks, prep cooks, persons-in-charge, service assistants, and security personnel who are or shall be employed as of the time of the implementation of the training program ("All Employees"). If the Monitor does not approve of the existing training program, within ninety (90) days subsequent to the entry of this Decree or retention of the Monitor, whichever is later, Denny's, through the Monitor, shall submit to Class Counsel for comment and review a proposed training program for instruction of All Employees.

         If the United States, pursuant to the appropriate section of the Amended Consent Decree entered in United States v. Flagstar Corp. and Denny's. Inc., Civ. No. C-93-20208 (N.D.Cal.) (hereinafter "California case"), approves the existing training program, within ninety (90) days of the date of approval by the United States the existing training program shall be presented live to all management personnel who have not had training pursuant to the Original Decree in the California case, including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers-in-training.

         If a new training program is approved pursuant to the appropriate section of the Amended Decree in the California case and the Monitor determines that the existing training program, though not approved by the Monitor, provided adequate training, within one hundred and eighty (180) days of the date of approval by the United States, the new training program shall be presented live to all management personnel who have not had training pursuant to the Original Decree in the California case, including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers-in-training.

         If a new training program is approved pursuant to the appropriate section of the Amended Decree in the California case and the Monitor determines that the existing training program was inadequate, within one hundred and eighty (180) days of the date of approval by the United States, the new training program shall be presented live to all management personnel including, but not limited to, all Denny's officers, division vice-presidents, regional directors of operations, regional specialists, regional training managers, regional human resource managers, district leaders, general managers, restaurant managers and managers-in- training.


         The training program may be provided via the use of videotape to non-management personnel (e.g., hosts, servers, buspersons, security personnel), provided: (1) the videotape entitled "What Color Am I" (which has been approved for purposes of the California case by the United States) is approved by the Monitor, or if Denny's proposes to use another videotape in the place of "What Color Am I," it is developed in consultation with the Monitor, is submitted to Class Counsel as provided below; and (2) the employees are provided with the opportunity to contact, via telephone or letter, a person who has been trained to respond to the employees' questions or concerns regarding the training. The Monitor shall provide such persons with the training that the Monitor deems appropriate to satisfy the question-and-answer requirement of this paragraph. Non-management employees who were trained using "What Color Am I" under the terms of the Original Decree in the California case are not required to undergo training under this Decree, provided, however, that if the Monitor determines that "What Color Am I" is inadequate for the purposes of training non-management employees, all such non-management employees will have to be retrained.

         If Denny's proposes to replace "What Color Am I" with another videotape, Denny's shall submit the proposed videotape to Class Counsel for comment and review. Within thirty (30) days of the approval of any videotapes other than "What Color Am I" by the United States pursuant to the appropriate section of the Amended Decree in the California case, Denny's, with the assistance of the Monitor, shall implement the training program as required by this Section. Although implementation by the defendants of any of the training programs referred to above shall not be conditioned upon approval by Class Counsel, Class Counsel may seek appropriate relief from the Court if the training program fails to satisfy the requirements of this Section.

         Defendants shall have proprietary rights in all training materials and programs developed pursuant to the Decree. All training programs pursuant to this Decree shall be created by or under the supervision of the Monitor and other person(s) who are experienced in the field of race relations or who have received or will receive instruction or training in handling matters related to allegations of race discrimination. The programs shall explain to all currently employed personnel their duties and obligations under the federal public accommodations laws and this Consent Decree. At a minimum, the training programs shall include the following: (1) instruction on the requirements of all applicable federal public accommodations laws; (2) a review of Denny's non-discrimination policies and of the specific requirements of this Consent Decree; (3) notice that Denny's may not and will not reprimand, penalize, or otherwise retaliate in any way against any officer, employee or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree; (4) notice that racial discrimination and harassment is unacceptable and that such conduct may result in dismissal or other disciplinary action; (5) instruction in procedures designed to ensure that neither race nor color enters, either directly or indirectly, into the process of making decisions concerning the treatment and/or service of customers; (6) a discussion of the business advantages of serving all persons on a nondiscriminatory basis; (7) training in racial sensitivity; (8) provided the training program is presented live, a question and answer session designed to review each of the foregoing areas; and (9) training of management in dealing with complaints. To the extent live training is used to satisfy the requirements of subsections (1), (5) and (9) of this paragraph, defendants shall make reasonable efforts to use and discuss specific examples of customer interactions with Denny's employees or management to illustrate how best to carry out defendants' obligations under federal public accommodations laws and this Decree.

         b. Within thirty (30) days of the approval of any videotapes other than "What Color Am I" by the United States, Denny's, with the assistance of the Monitor, shall implement the non-discrimination training program required by subsection (a) above. The Monitor shall attend training sessions in different regions of the country on a periodic basis to ensure compliance with the terms of this Section.

         c. Each newly hired officer, employee or agent shall also receive training of the type described in subsection (a) above. The additional training shall be provided within forty- five (45) days of the date upon which the new officer, employee, or agent commences his or her employment with Denny's.

         d. Each officer, employee, or agent who participates and receives instruction through the training program described in this Section shall sign a statement, in the form of Exhibit D to this Consent Decree, acknowledging that he or she has participated in and completed the training program.

         e. For the duration of this Consent Decree, Denny's shall include instructions regarding their duties and obligations under the federal public accommodations laws, and this Decree, in all written training materials and formal training sessions dealing with treatment of the public provided in the ordinary course of business to its officers, employees or agents. These instructions shall be developed by the Monitor and shall include a statement making clear that the defendants cannot and will not reprimand, penalize, or otherwise retaliate against any officer, employee, or agent for opposing or reporting alleged discrimination in the service and/or treatment of customers, in violation of applicable law and/or this Decree. These instructions also shall include a statement making clear that any employee who violates the terms of the Decree or otherwise discriminates on the basis of race or color shall be subject to disciplinary action, up to and including termination.

         f. Articles selected by the Monitor on the subjects of diversity, racial sensitivity and/or race relations shall be published a minimum of four (4) times per year in the Denny's Newsletter ("Denny's Today") for the duration of the Decree.

         3.      Notice to and Training of Franchisees

         a. Within thirty (30) days of the entry of this Decree, Denny's shall provide all of its franchisees nationwide with a copy of the Decree (and obtain a return receipt) and a letter informing them of their obligation to comply with the federal public accommodations laws. The letter shall explain that Denny's has entered into the Decree and is committed to a policy of non-discrimination. The letter shall explain the requirements of the Decree and, specifically, that appropriate employees of the franchisees will be required to attend training sessions as set forth in the Decree.

         b. All new franchise agreements as to which offering circulars are distributed by Denny's on or after June 1, 1994, shall expressly provide that a failure by the franchisee to comply with the federal public accommodations laws and this Consent Decree will constitute an act which reflects materially and unfavorably upon the operation and reputation of Denny's business and trademark and, if not corrected, shall subject the franchisee to sanctions by Denny's including, but not limited to, cancellation of the franchise agreement. During the term of the Decree, Denny's must inform Class Counsel and the Monitor within fifteen (15) days of obtaining knowledge that any franchisee has failed to comply with federal public accommodations laws or this Decree and the action, if any, taken by Denny's.

         c. No later than thirty (30) days following the effective date of this Decree, Denny's shall amend its Franchise Operations Manual pursuant to the applicable section of Denny's franchise agreements to expressly require all franchisees to comply with the federal public accommodations laws and the provisions of this Decree that are applicable to franchisees. Pursuant to the applicable sections of Denny's franchise agreements, a franchisee's failure to comply with this amendment to the Franchise Operations Manual shall subject the franchisee to sanctions by Denny's including, but not limited to, cancellation of the franchise agreement. During the term of this Decree, Denny's must inform Class Counsel and the Monitor within fifteen (15) days of obtaining knowledge of any franchisee who has failed to comply with this amendment to the Franchise Operations Manual and the action, if any, taken by Denny's.

         d. In addition to the provisions of subsections (a) - (c) above, pursuant to the applicable sections of Denny's franchise agreements, Denny's shall consider any failure of a franchisee to comply with the federal public accommodations laws, as determined by a final judgment of a court, to be conduct which reflects materially and unfavorably upon the operation and reputation of Denny's business and trademark, and Denny's shall therefore consider any such violation of the law by a franchisee to be sufficient grounds for immediate termination of the franchise agreement in accordance with the terms of the franchise agreement; provided, however, that nothing herein shall require Denny's to terminate the franchise agreement where Denny's and the Monitor are satisfied that the franchisee has taken appropriate steps to avoid future violations of the federal public accommodations laws.

         e. Pursuant to the appropriate section of the Denny's franchise agreement, Denny's shall apply the training program requirements set forth in subsections 2(a) - (d) above to its franchisees. Accordingly, within thirty (30) days of the implementation of the training program outlined in subsections 2(a) - (d) above, Denny's shall give each franchisee written notice, pursuant to the appropriate section of the franchise agreement, of the commencement of such training program. Denny's shall require that all existing and newly hired general managers, restaurant managers, managers-in-training, servers, hosts/hostesses, buspersons and security personnel employed by Denny's franchisees attend the training program as set forth above in subsections 2(a) - (d). With respect to live training of management personnel, Denny's shall satisfy this provision by providing timely notice to franchisees of the dates and locations of live training sessions in their division and informing them that management personnel are required to attend the live training. However, the Monitor may excuse a franchisee from the requirement that management personnel receive live training, and may instead require such management personnel to undergo training in a different manner, such as video and/or tele-conference training. In determining whether a franchisee's manager may be excused from receiving live training, the Monitor shall consider the burden and cost to the franchisee as well as the purposes of the Decree and the franchisee's restaurant's past record of complaint activity and testing results. Denny's shall impose no charge on the franchisees for conducting the training program. All management personnel of Denny's franchisees whose restaurant location is 100 miles or less from a site where live training is provided must attend live training.

         f. Plaintiffs shall not seek to hold Denny's in violation of the Consent Decree for the refusal of a franchisee to participate in the training program, provided that Denny's has made best efforts to secure compliance on the part of the franchisee. However, Denny's shall provide Class Counsel and the Monitor with the name and location of any Denny's franchisee which refuses or fails to participate in the training sessions within fifteen (15) days of the date when Denny's first receives knowledge of such refusal or failure. Upon request, Denny's shall also provide Class Counsel with copies of all written communications with such franchisee relating both to its refusal or failure to participate in the training program and to Denny's efforts to secure participation.

         D.      Notice to the Public and Advertising

         Denny's shall inform the public and all potential customers of its nondiscrimination policies as follows:

         1. Pursuant to the Original Decree in the California case, Denny's has posted at each public entrance to its restaurants, and in a location clearly visible to patrons, a sign indicating that the facility is open and that service will be provided to all persons without regard to race or color. The sign has dark letters at least one inch (l") high on a contrasting background. For the duration of the Consent Decree, Denny's or any successor-in-interest shall maintain these signs at all times. Denny's or any successor-in-interest shall cause to be posted in any new company-owned restaurants the signs referred to in this subsection when any new restaurant opens.

         2. Pursuant to the appropriate provision of the franchise agreement, Denny's shall require each of its franchise restaurants to display the sign satisfying the requirements of this

Section. Plaintiffs shall not seek to hold Denny's in violation of the Consent Decree for the refusal of a franchisee to display the sign, provided that Denny's has made best efforts to secure compliance on the part of the franchisee. However, Denny's shall provide Class Counsel and the Monitor with the name and location of any Denny's franchisee which refuses or fails to display the sign within fifteen (15) days of Denny's knowledge of such refusal or failure. Upon request, Denny's shall also provide Class Counsel with copies of all written communications with such franchisee relating both to its refusal or failure to display the sign and to Denny's efforts to secure compliance.

         3. With the exception of highway billboards, Department of Transportation highway signs, and advertisements or promotional materials that appear in individual Denny's Restaurants, the nondiscrimination statement described in paragraph D(1) of this Section shall be readily legible in all written media (newspapers, magazines, posters, brochures, filers, etc.). The statement shall appear in a type size that conforms to the following requirements:


                 a. Where other parts of the advertisement or promotional statement appear in only one type size, the nondiscrimination statement must also appear in the same type size;

                 b. Where other parts of the advertisement or promotional statement appear in two sizes, the nondiscrimination statement may appear in either type size; and

                 c. Where other parts of the advertisement or promotional statement appear in three or more type sizes, the nondiscrimination statement shall appear in the next-to-smallest type size.

         4. For the duration of the Decree, all menus and nationally distributed brochures, including but not limited to the Denny's Travel Guide, shall contain the nondiscrimination statement set forth in subsection D(1) above. The statement shall appear in a type size that conforms to the requirements set forth in subsections D(3)(a)
- (c) of this Section above.

5. To help ensure that both African-American and non-African-American persons are notified that they are welcome as customers of Denny's Restaurants, Denny's, in consultation with the Civil Rights Monitor, shall place advertisements stating that service will be provided to all persons without regard to race or color in newspapers located in the twenty-five (25) standard metropolitan statistical areas (SMSA's) with the largest African-American populations in the United States outside of California; provided, however, that during the first year following May 24, 1994, no such advertisements shall be required in any SMSA in which Denny's has less than fifteen
(15) Denny's Restaurants and/or franchise-owned Denny's. The requirement that there be no less than fifteen (15) company-owned restaurants and/or franchise-owned Denny's in an SMSA shall be reviewed annually by the Monitor, in consultation with Class Counsel and Denny's, to ensure that the number of restaurants required is consistent with the Decree's purpose of providing notice to both African-American and non-African-American persons that they are welcome as customers of Denny's Restaurants. The SMSA's in which such advertisements are placed will be adjusted annually on the anniversary of this Decree to reflect changes in the number and location of Denny's Restaurants and franchise-owned Denny's, and changes in the African-American population. In no event will Denny's be required to run advertisements in more than twenty-five (25) newspapers to satisfy this provision of the Decree. The newspaper selected for advertising this message of nondiscrimination within a given SMSA shall be the newspaper with the largest reported paid circulation in that SMSA.

         The placement of these advertisements shall begin no later than sixty (60) days after the effective date of this Decree, and shall run for four (4) days at least two (2) times per year for each year the Decree is in effect. The size of the advertisement shall equal or exceed a quarter of a page. The advertisements containing the nondiscrimination statement may be of the type and nature customarily used by Denny's to advertise its products and/or services.

         6. Beginning with the effective date of the Decree, a minimum of thirty percent (30%) of the aggregate total of persons appearing annually in all newspaper advertisements and all other promotional materials including, but not limited to, brochures, fliers, coupons, or any other materials (collectively "advertisements") that depict persons shall be identifiably non-white. At least twenty-five percent (25%) of the aggregate total shall be identifiably African-American. With the exception of advertisements that feature only one spokesperson, advertisements that solely feature non-white persons shall not be utilized in the computation of the above percentages. The computation of the percentage shall specifically exclude advertisements in which the "Corlick Sisters" are the only persons that are featured.

                 a. With respect to television commercials, African-American persons shall be principally featured as employees or customers a minimum of twenty-five percent (25%) of the time during which any employees or customers of Denny's are depicted. This percentage shall be computed by dividing the number of seconds each African-American person is depicted as a customer or employee in a television commercial by the number of seconds any person is depicted as a customer or employee in a television commercial. The computation of this percentage shall specifically exclude television commercials in which the "Corlick Sisters" are the only persons that are featured.

                 b. During each one-year period in which this Decree is in effect, any principals depicted as employees or customers in television commercials shall be identifiably non-white persons, other than African-Americans, a minimum of five percent (5%) of the time during which any employees or customers of Denny's are depicted during each one-year period; or, in the alternative a minimum of five percent (5%) of the total number of principals depicted as employees or customers during each one-year period shall be identifiably non-white persons, other than African-Americans. The five percent (5%) of the time measure shall be calculated by the same method used to calculate the time during which African-Americans are depicted as customers or employees, except that the measure shall be applied to all commercials aired during each one-year period, not to each commercial aired. The five percent (5%) of the principals measure shall be calculated based upon all commercials aired during each one-year period, not as to each commercial aired. The computation of this percentage shall specifically exclude television commercials in which the "Corlick Sisters" are the only persons that are featured.

                 All advertisements required by this Section shall be distributed in a nondiscriminatory manner to convey the message that non-white persons are welcome as customers at all Denny's Restaurants.

                                                     XI.

                            INTERNAL COMPLAINT PROCEDURE AND
                            DISCIPLINARY POLICY

         A. The defendants shall maintain an internal complaint procedure for the duration of the Decree that permits any employee who believes that he or she has witnessed discrimination on the basis of race or color in the treatment or service of customers, or believes that a provision of the Decree has been violated, to report such information directly to the Monitor.

         B. As a general matter, the Monitor shall not designate any employee to investigate a complaint of which the employee is a subject, a witness, or which involves a friend or a direct superior of the person conducting the investigation. Where practicable, employees designated by the Monitor to conduct an investigation shall hold the rank of District Leader or higher.

         C. Any employee or agent who submits a complaint to the Monitor shall be advised in writing of the outcome of the investigation.

         D. Within fourteen (14) days after the entry of the Decree, the defendants shall provide Class Counsel a proposed written disciplinary policy for racially discriminatory or retaliatory conduct. The policy shall include, but not be limited to, the following:

         1. A description of specific disciplinary measures that may be imposed, such as reprimands, suspensions, or dismissals, should an employee be found to have violated the terms of the Decree; and

         2. A description of the procedure by which the disciplinary measures will be considered and imposed.

         E. Upon receipt of the proposed disciplinary policy, Class Counsel will promptly provide the defendants with suggestions and comments about the policy. The policy shall go into effect after defendants receive and consider Class Counsel's suggestions and comments, and no later than forty-five (45) days after the effective date of the Decree.

                                                    XII.

                                       INCENTIVE AND EVALUATION PROGRAM


         A. All employees shall be notified, consistent with the provisions of Section X (C), that failure to comply with the obligations of this Decree shall affect the eligibility of any management employee to receive any benefits under any of defendants' incentive programs for management employees to the extent management discretion is involved in deciding such benefits.

         B. All employees shall be notified, consistent with the provisions of Section X (C), that failure to comply with the obligations of this Decree shall affect the eligibility of any employee to receive a promotion to any position at Denny's.

                                                    XIII.

                                                   TESTING

         A. Testing of Denny's Restaurants and franchise-owned Denny's nationwide shall be conducted to monitor Defendant Denny's practices at its restaurants and franchises during the term of this Consent Decree. The costs and expense of all tests shall be paid by Denny's.

         B. No fewer than 450 tests per year shall be conducted, excluding California, during the first two (2) years of this Consent Decree. The tests shall be conducted by qualified, independent civil rights organizations experienced in testing selected by the Monitor after consultation with Class Counsel, and with the approval of the United States as required by Section VII of the Amended Decree in the California case. Within ninety (90) days of the entry of this Decree or retention of the Monitor, whichever is later, the Monitor shall submit to Class Counsel for review and comment the names of independent civil rights organizations it proposes to use to satisfy the requirements of this Section. Class Counsel shall retain the right to raise objections concerning the organizations selected to conduct the testing with the Monitor, Denny's, the United States, and the Court.

         C. If at any time after tests have been conducted for two years the Monitor determines that a smaller number of tests per year would be adequate to accomplish the purpose of the testing provided for in this Decree, the Monitor may reduce the number of tests conducted outside California to 300 tests per year for the remaining term of the Decree. This reduction may be made only with the written approval of Class Counsel and, as required by Section VIII of the Amended Decree in the California case, the United States. Such consent shall not be unreasonably withheld.

         D. For purposes of the Decree, a test refers to an investigative process in which similarly situated pairs of individuals, or groups of individuals, are sent to a Denny's restaurant at predetermined times under controlled circumstances to determine if employees at the restaurant are discriminating against customers on the basis of race or color. Although the precise requirements of a given test will differ depending upon the type of discrimination under examination and the practical limitations of the test situation, it is expected that (1) tester pairs or groups will be carefully matched so as to be similar in all respects except for race or color; (2) tester pairs or groups will visit the test site as close together in time as logistically possible; and (3) tester pairs or groups will be trained to seek similar services in a similar manner from the same restaurant employee(s).

         E. The testing organizations may, at their discretion, consult with the Monitor, the United States, and/or Class Counsel regarding the timing, location and manner in which the tests will be conducted. The Monitor also may, at his or her discretion, consult with Class Counsel and the United States regarding the timing, location and manner in which the tests will be conducted. However, the testing organizations, the Monitor, the United States, and Class Counsel may not, under any circumstances, disclose to Denny's, or any of its employees, agents or franchisees, the timing and/or location of a test conducted pursuant to this Section before the test has been completed.

         F. The Monitor may, at his or her discretion, work together with Class Counsel throughout the duration of the Decree to provide appropriate training for the organizations and the testers selected to conduct the tests required under this Section. The Monitor also may, at his or her discretion, work together with Class Counsel throughout the duration of the Decree to design -- and, if appropriate, to modify -- standard test report forms to be used by the organizations and their testers. Although the parties shall not be bound by conclusions included on the test forms by the testing organizations, the organizations shall be encouraged to state their conclusions on the test report forms as to whether or not the tests indicated disparate treatment on the basis of race.

         G. In addition to the testing, the Monitor shall have discretion to conduct non-testing, on-site investigations designed to ensure compliance with the Decree. Such non-testing investigations may include, but shall not be limited to, on-site observations of Denny's Restaurants and the treatment and service provided to customers.

         H. Nothing in this Decree shall prevent the United States Department of Justice and Class Counsel from utilizing their own testers to monitor Denny's practices in all states outside of California during the term of the Decree at their own expense. However, nothing contained in this paragraph shall be construed to prevent the United States or Class Counsel from recovering attorney's fees and costs in connection with a successful motion to enforce the Decree. Such costs may include the cost of testing conducted at the direction of the United States and/or Class Counsel in connection with a successful motion to enforce the Decree. The

United States and Class Counsel also shall not be prevented from conducting non-testing investigations that include, but are not limited to, on-site observations of Denny's Restaurants and the treatment and service provided to customers, provided such investigations do not interfere with the normal business operations of the unit.

         I. The results of all tests conducted pursuant to this section and supporting documentation, if requested, shall be reported to the Monitor, Denny's, the United States, and Class Counsel. Where such results indicate a possible violation of this Consent Decree (i.e., disparate treatment on the basis of race or color), the Monitor shall promptly conduct an investigation of the facts and circumstances underlying such tests. Within fifteen (15) days of the completion of his or her investigation, the Monitor shall provide Denny's, the United States and Class counsel with a report containing his or her conclusions and recommendations, if any, made to Denny's. Denny's shall respond or implement the Monitor's recommendations within fifteen (15) days of their receipt. If Denny's disagrees with or refuses to implement the Monitor's recommendations, the Monitor and the other parties shall attempt, in good faith, to resolve such potential breaches of this Decree pursuant to the Dispute Resolution Procedure, prior to bringing the matters before the Court.

         J. In the event that either the Monitor or a testing organization concludes that a test conducted pursuant to this Section indicates disparate treatment on the basis of race, the defendants, at the request of the Monitor, shall make available for in-person and/or telephone interviews by Class Counsel all employees of the specific Denny's Restaurant at which the test was conducted. The defendants agree not to claim in any federal, state, or administrative forum that Class Counsel have violated any federal, state or local rule of ethics, or any provision of any code of professional responsibility, by interviewing defendants' employees consistent with the procedures set forth in this Section.

                                                    XIV.

             MONITORING, RECORD-KEEPING AND REPORTING REQUIREMENTS

         A.      Civil Rights Monitor

         1. In order to ensure equal access to Denny's Restaurants and franchisees for all persons on a nondiscriminatory basis, a Civil Rights Monitor shall be selected within seventy-five (75) days from the effective date of the Decree's injunctive provisions. The selection shall be made pursuant to the provisions set forth below.

         The purposes of the Monitor are to ensure that this Decree is implemented effectively and to assist the Court and Class Counsel in monitoring defendants' compliance with the Decree. Although Denny's must pay the costs and expenses associated with the Monitor's position and his or her duties, the Monitor is responsible to the Court and Class Counsel. The Monitor may at any time consult with Class Counsel regarding Denny's compliance with the Decree. The Monitor shall consult with Denny's primarily through Denny's designated officer, but may also consult with other Denny's employees as required by the Decree or as the Monitor deems necessary or appropriate.

         The Monitor shall provide Denny's with information concerning Denny's compliance with the Decree within a reasonable time after a request for such information is made by Denny's. The Monitor, however, may withhold any information from Denny's he or she reasonably determines is necessary, provided he or she informs Denny's of the nature of the information and the reason(s) it is being withheld within ten (10) days of Denny's request. If

Denny's objects within ten (10) days of being informed of the withheld information, Denny's shall endeavor to resolve all issues concerning the withheld information, pursuant to the dispute resolution procedure contained in Section XVII below before bringing such matters before the Court.

         In the event the Monitor determines that there is reasonable cause to believe that an act of discrimination has occurred in violation of the federal public accommodations laws and/or the Decree, he or she shall notify Denny's and Class Counsel within fifteen (15) days of such determination and provide all relevant documents upon request.

         A copy of all communications (e.g., letters, memoranda, etc.) between Denny's and the Monitor shall be provided by the Monitor to Class Counsel, except where the Monitor determines that providing copies of certain documents would be an unwarranted burden and so informs the parties. The Monitor shall direct all questions concerning interpretation of the Decree to Class Counsel, and where appropriate, to the United States. The purpose of directing questions to the United States shall be to maintain consistency with the interpretation and enforcement of similar provisions contained in the Amended Consent Decree in the California case. The Monitor shall implement the Decree as directed by Class Counsel, and where appropriate, by the United States. The involvement of the United States in directing implementation of the Decree shall be limited to those situations or circumstances where such is necessary to maintain consistency with the interpretation and enforcement of similar provisions contained in the Amended Consent Decree entered in the California case. Within three (3) business days of being advised of Class Counsel's or the United States' interpretation of the Decree, the Monitor shall send a letter to Denny's, with copies to Class

Counsel and the United States, informing Denny's of Class Counsel's or the United States' interpretation of the Decree and of his or her intent to implement the Decree as directed within fifteen (15) days of the date of the letter. If Denny's does not object within ten (10) calendar days of the date of the letter, the Monitor shall implement the Decree as directed by Class Counsel and/or the United States.

         2. As of the date of the filing of this Decree, the parties in this case and in the California case have been working cooperatively toward selection of a person to serve as the Monitor in both cases, and to the extent possible, that selection shall be made through a consensus of all of the parties. In the event that the parties in both cases are unable to reach an agreement as to the selection of the Monitor, the selection of the Monitor in this case shall be made by Denny's subject to the approval of Class Counsel, which approval shall not be unreasonably withheld. Class Counsel may, at their discretion, interview the person proposed by Denny's. If Class Counsel has any objection to Denny's proposed appointment, they shall notify Denny's within ten (10) days of receipt of the name and resume. If any disputes arise concerning the selection of the Monitor, the parties shall attempt to resolve them pursuant to the dispute resolution procedure set forth in Section XVII below before bringing the matter before the Court. Except upon approval by Class Counsel, Denny's may not offer or guarantee the Monitor employment, in any form, including a position as a consultant or independent contractor, for a period of five (5) years following the expiration of this Decree.

         3. The Monitor's qualifications shall include, but not be limited to the following: (1) familiarity with and experience in the monitoring and enforcement of civil rights, specifically in the areas of race and ethnicity; and (2) familiarity with and experience in the education and training of employees in (a) civil rights laws, specifically in the areas of race and ethnicity and (b) the requirements of compliance with consent decrees or court orders. Preference shall be given to an individual who (1) is familiar with and experienced in testing procedures used to determine compliance with civil rights laws, specifically in the areas of race and ethnicity; and (2) is an attorney with experience in civil rights and the monitoring and enforcement of consent decrees or court orders. If Denny's is unable to locate a person who satisfies the above qualifications, Denny's shall certify that it has made a diligent effort to locate someone suitably qualified. The certification shall set forth in detail the steps Denny's took in attempting to locate someone for the Monitor's position. After such certification has been filed with the Court, the parties shall meet within fourteen (14) days of the filing of such certification to discuss revision of the qualifications and/or other candidates who may be suitable for the Monitor's position. If the parties are unable to reach an agreement as to the qualifications and/or hiring of the Monitor, the parties shall attempt to resolve the matter informally before submitting it to the Court for resolution.

         4. The Monitor's job duties shall include, but not be limited to:

         a. Preparation of all reports required by the terms and provisions of this Decree;

         b. Monitoring and supervision of Denny's progress towards compliance with the Decree;

         c. Development, implementation, and monitoring of the training and testing programs set forth in Sections X and XIII of the Decree;

         d. Investigation of complaints regarding the treatment or service of customers who believe they have been discriminated against, or subjected to unequal treatment due to their race or color, or witnessed others being discriminated against because of their race or color;



         e. Investigation of complaints by Denny's employees or agents who believe they have witnessed discriminatory actions regarding customer service or treatment by other Denny's employees and/or managers, or believe they have themselves been pressured to discriminate against customers by Denny's employees and/or managers;

         f. Providing Class Counsel any relevant information known to or available to the Monitor under any provision of this Decree upon reasonable request.

         g. Preparing a written semi-annual report for submission to Class Counsel on or before June 30 and December 31 of each year beginning December 31, 1994, which shall describe at a minimum: (i) the activities and/or investigations of complaints, if any, undertaken by the Monitor during the preceding six months; (ii) Denny's compliance with, and commercial in implementing the non-discrimination training program; (iii) the results of tests conducted by the independent civil rights organization(s) during the preceding six months; and
                 (iv) setting objectives for the next six months to eliminate all problems of discrimination that the Monitor has identified;

         h. Meeting and conferring with Class Counsel to consider suggestions for implementing the spirit and letter of the Decree, and to clarify information contained in the Monitor's reports; and

         i. To provide reasonable cooperation to all parties in implementing the provisions and purposes of this Decree.

         5. Denny's shall provide the Monitor with appropriate support staff and resources to carry out his or her duties effectively. In carrying out his or her duties and making recommendations, the Monitor shall take into consideration the cost effectiveness of methods for implementing the purposes and provisions of this Decree. Nothing shall require or preclude the Monitor from selecting the most economical method for implementing the provisions of the Decree. Class Counsel may at any time evaluate the Monitor's support staff and resources. If the Monitor or Class Counsel believes that the Monitor's support staff and resources are inadequate to carry out the provisions and purposes of this Decree, the parties shall attempt to resolve the matter informally before submitting it to the Court for resolution.

         6. Upon agreement of all parties to this Decree, the Monitor may be removed upon thirty (30) days notice. Any party may seek the removal of the Monitor on the ground that the Monitor has repeatedly failed to perform adequately any duties established by this Decree in such a manner as to undermine substantially the achievement of the purposes and provisions of this Decree. To the extent practicable, the objecting party shall give the Monitor an opportunity to cure any deficiency prior to seeking his or her removal. Prior to seeking the Monitor's removal by the Court, the objecting party shall meet and confer with all other parties pursuant to the dispute resolution procedure set forth in Section XVII to obtain their concurrence in the Monitor's removal. If a new Monitor must be selected, the parties shall follow the procedures set forth below.

         7. If for any reason it becomes necessary to replace the Monitor, the parties shall attempt to select a new Monitor through a process involving Denny's, the United States, Class Counsel, and plaintiffs' counsel in the California case, and attempt to reach a consensus as to the most qualified person available. If this process does not result in an agreement as to the selection of the new Monitor, the selection of the new Monitor shall be made by Denny's subject to the approval of Class Counsel, which approval shall not be unreasonably withheld. Class Counsel may, at their discretion, interview the person proposed by Denny's. If Class Counsel has any objection to Denny's proposed appointment, the objecting party shall notify Denny's within ten (10) days of receipt of the name and resume. The parties shall attempt to resolve any disputes concerning the selection of the new Monitor informally before submitting them to the Court for resolution. Except upon approval by Class Counsel, Denny's may not offer or guarantee the new Monitor employment, in any form, including a position as a consultant or independent contractor, for a period of five (5) years following the expiration of the Decree.

         8. The Monitor shall be responsible for investigating all complaints of discrimination against customers on the basis of race or color in Denny's restaurants and franchisees after May 24, 1994. All complaints received by Denny's after May 24, 1994, concerning discrimination in the service of customers shall be directed to the Monitor for investigation.

         Any obligation of Denny's to investigate claims of discrimination in the service and/or treatment of customers on the basis of race or color shall be satisfied by Denny's referral of such claims to the Monitor. However, nothing contained in this Decree shall prohibit Denny's from conducting its own investigation of allegations of discrimination in the service and/or treatment of customers on the basis of race or color, provided such investigation does not interfere with the Monitor's investigation. In the event that Denny's desires to investigate a complaint of discrimination, Denny's shall notify the Monitor of its intent to investigate the complaint. The Monitor shall have ten (10) days from the date of receipt of Denny's notice of intention to investigate in which to object to the undertaking and timing of an investigation of a particular complaint by Denny's. If the Monitor objects and Denny's and the Monitor are unable to resolve whether and/or when Denny's should investigate a particular complaint, then Denny's shall attempt to resolve the matter with the Monitor informally before bringing the matter before the Court. A contemporaneous on-site inquiry by a restaurant level manager or restaurant-level supervisor into an allegation of discrimination shall not be deemed an investigation for purposes of this subsection.

         9. As part of the Monitor's preparation to perform his or her duties under the Decree, the Monitor shall spend two (2) weeks within the first three (3) months of his or her employment working and observing in one or more Denny's Restaurants. During the two week period, the Monitor shall be exposed to all restaurant operations and shifts, including, without limitation, weekend and "late-night" or "graveyard" shifts.

         B.      Record-Keeping

         1.      Disclosure of Records

         The parties acknowledge that certain information provided pursuant to this Decree is required for the sole purpose of investigating, monitoring and enforcing Denny's compliance with the federal public accommodations laws and this Decree. All records, reports and other documents maintained or produced pursuant to the terms of this Decree shall be kept confidential and used and/or disclosed solely for the purposes of this Decree. The Monitor, Denny's and Class Counsel shall not disclose such information to any person not a party to this Decree, except as is reasonably necessary to enforce, monitor, or administer the provisions of this Decree or to comply with otherwise applicable laws. Any inadvertent disclosure of such confidential information to a person not a party to this Decree shall not constitute contempt unless such disclosure was willful.

         If the Monitor or Class Counsel desires to disclose information made confidential by this Section for any purpose other than to enforce or monitor the purposes and provisions of this Decree or to comply otherwise applicable laws, that party shall notify the other parties to this Decree of the information it seeks to disclose and the reasons for disclosing it. The parties shall attempt to resolve all issues concerning the disclosure of information informally before bringing such matters before the Court.

         2.      Application of Attorney-Client Privilege and Work
         Product Doctrine

         Nothing in this Decree shall be construed as a waiver of attorney-client privilege or attorney work product doctrine by defendants, nor shall defendants be obligated to report on or disclose information that is protected by the attorney-client privilege and/or attorney work product doctrine. Provided, however, that if the Monitor uses the services of an attorney, or of an employee or agent of an attorney, to assist in the investigation of a complaint of discrimination pursuant to this Decree, no statements, reports, summaries, recommendations, documents and/or other information or materials created and/or collected as a result of the investigation shall be subject to any privilege, including but not limited to the attorney-client and attorney work product privileges, even if the attorney is employed by defendants; accordingly, no such documents, information or materials created and/or collected in the course of a complaint investigation directed by the Monitor shall be withheld from the Monitor or Class Counsel on the basis of privilege. The parties stipulate that all attorneys and employees and agents of attorneys who are retained by the Monitor to assist in the investigation of complaints of discrimination shall be deemed to be retained for purposes other than the provision of legal advice. The parties further stipulate that all statements, reports, summaries, recommendations, documents and/or other information and materials created and/or collected in the course of such an investigation shall be deemed to be made, prepared or compiled for purposes other than the anticipation of litigation.

         3.      Record-Keeping Duties of Monitor

         For the duration of this Decree, the Civil Rights Monitor shall maintain the following records (or other computerized counterparts):

         a. Records of all formal and informal, written and oral complaints of discrimination on the basis of race or color filed or submitted by any customer, potential customer, employee, or other person, concerning Denny's service to and/or treatment of customers. This provision shall apply to all complaints, letters, or notices made, filed or submitted to any of Denny's or Flagstar Corporation's officers, employees or agents, including, but not limited to, all complaints submitted to Denny's franchisees, Flagstar Corporation's corporate headquarters and/or divisional, regional or district offices, and all complaints -- whether oral or otherwise -- made at the unit level to any Denny's employee;

         b. All records relating to written, video or oral training materials, including but not limited to, training program materials, instructions, directives, guidelines, policy statements, and formal training sessions provided to all Denny's personnel;

         c. Representative copies of all advertisements and promotional materials in all media, as well as all records relating to the dates, times and media where such advertisements or promotional material appeared and the location and manner in which such materials were disseminated and distributed;

         d. All records and results derived from and relating to any and all tests conducted pursuant to Section XIII of the Decree;

         e. All records relating to the implementation of any provision of the Consent Decree.

         No later than three (3) months following the expiration of the Decree, the Monitor shall provide Denny's with all the documents and records collected during the term of the Decree. Upon request, the Monitor shall provide Class Counsel with a copy of all the documents and records collected during the term of the Decree.

         4.      Denny's Duty to Retain Documents.

         Denny's shall not destroy or dispose of any documents or records it creates, generates, or receives from the Monitor that pertain to the Decree for the period set forth below. Denny's shall maintain all documents and records provided by the Monitor as well as all documents and records maintained and/or generated by Denny's that pertain to the Decree for a period of five (5) years following the date the Monitor provides Denny's with such documents and records. For a period not to exceed six (6) months beyond the expiration of this Decree Class Counsel shall, upon ten (10) days' notice, be permitted to inspect and copy any of the records described in the Record-Keeping provisions of this Decree.

         5. Uninvestigated Complaints of Discrimination Alleged to Have Occurred During the Class Period

         With respect to complaints alleging discrimination in the service or treatment of customers that arise from incidents at Denny's Restaurants or franchisees on or before May 24, 1994, the Monitor will not be required to investigate such complaints because this Decree is intended to settle any legitimate claims asserted in such complaints. However, to the extent such information is available to Denny's, Denny's shall provide the Monitor with a report indicating the name of any individual who has complained of discrimination in the service or treatment of customers, the date of the alleged incident of discrimination, and the location of the alleged incident. To aid Denny's in its effort to assure that there is no discrimination at its company-owned restaurants and franchise-owned Denny's, the Monitor shall review the report for the purpose of determining if the alleged incidents of discrimination suggest a pattern or practice of discrimination in the service or treatment of customers in any particular division, region, district, restaurant or franchisee of Denny's. If the Monitor determines that the complaints suggest such a pattern or practice or otherwise concludes that a complaint warrants further investigation, the Monitor shall investigate such complaints to the extent necessary to ensure that no discrimination in the service or treatment of customers exists or that appropriate remedial action can be taken to correct any such pattern or practice the Monitor may find.

         C.      Reporting Provisions

         1.      Preliminary Meeting

         No later than ninety (90) days following the commencement of employment by the Monitor, the Monitor and counsel for all parties shall attend a preliminary meeting at a location designated by the Monitor. The purpose of the meeting shall be for the Monitor to describe the activities that have been and will be taken with respect to the implementation of the Decree and for the parties' counsel to discuss any relevant issues concerning the implementation of the Decree.

         In addition to the preliminary meeting, the Monitor, as he or she deems appropriate, may schedule meetings and/or conference calls with the parties' counsel to discuss any relevant issues concerning the implementation and enforcement of the Decree.

         2.      Semi-Annual Reports

         No later than December 31, 1994, and every six months thereafter for the duration of the Decree, the Monitor shall serve on Class Counsel and Denny's a report containing the following information:

         a. A list of all advertisements and promotional materials which were published, printed, disseminated or aired during the reporting period, together with a statement indicating the dates and media where they appeared and the location and manner in which promotional materials were disseminated or distributed. With respect to television commercials, Denny's shall verify the depiction of human persons by providing Class Counsel and the Monitor with the following information:

         1. A videotape and a list of all commercials produced during the preceding six months;

         2. The total number of employees and customers depicted as principals in each commercial, broken down by race and the amount of time each person appears as a principal;

         3. The number and location of market(s) in which each of the commercials aired;

         b. The first report shall include a certification that the training program set forth in Section X has been completed or is scheduled for completion, and shall include copies of all employee acknowledgments required by the Decree.

         c. Each report thereafter shall describe in detail all training activity conducted pursuant to the Decree in the preceding reporting period, including the dates of the training sessions, the topics discussed, and the number and job positions of all persons who attended each session. Each report also shall include copies of all written material distributed and all videotapes produced in connection with training activities;

         d. The results of all tests conducted pursuant to the Decree, including completed test report forms and all other documents reasonably related to testing activities conducted during the reporting period;

         e. A list of the name and race of any employee or agent of defendants whom the Monitor concludes has been subjected to a violation of the Decree or to retaliation during the reporting period, and a description of any remedial efforts recommended by the Monitor or the defendants with regard to that individual and the remedial steps actually implemented;

         f. The first report shall contain copies of all written policies concerning the treatment and service of customers submitted to the Department of Justice for review pursuant to Section VI (B) of the Original Consent Decree in the California case. Each report thereafter shall include copies of all revisions or modifications of written policies concerning the treatment and service of customers submitted to the Department of Justice for review pursuant to the appropriate provision of the Amended Decree in the California case;

         g. A detailed description of the steps taken by the defendants during the reporting period to satisfy the principles, programs, objectives, policies, goals and timetables contained in the Fair Share Agreement signed by Flagstar Corporation and the National Association for the Advancement of Colored People (NAACP) on July 1, 1993.

           3.    Reports to Testing Organizations

         No later than December 31, 1994, and every six months thereafter for the duration of the Decree, the Monitor shall serve on the appropriate testing organization(s) a report which contains the dates, restaurant locations and a description of complaints of alleged discrimination at Denny's restaurants or franchisees received by the Monitor during the preceding six (6) months.

         4.      Complaints of Discrimination

         No later than sixty (60) days following the retention of the Monitor, and every sixty (60) days thereafter, the Monitor shall serve on Denny's and Class Counsel a report of all complaints of discrimination received within the preceding sixty (60) day time period. Each report shall contain details of any complaint received by the Monitor during the preceding sixty (60) days charging or alleging discrimination on the ground of race or color with respect to service or treatment of customers at any Denny's restaurant or franchisee, including a description of any action taken in response to such complaint.

                                                     XV.

                                MONETARY RELIEF, NOTICE AND CLAIMS
                                PROCEDURE

         A.      Establishment of Monetary Settlement Fund

         1. Within ten (10) business days following preliminary approval by the Court of the Consent Decree, the defendants shall pay $17,725,000 into a settlement fund (hereinafter the "Fund"). At defendant's option, this payment may be made within twenty (20) business days following preliminary approval, provided that interest on the Fund, compounded daily at the rate of five percent (5%) per annum shall be paid by defendants for each day (including weekends and holidays) after the tenth business day following preliminary approval that defendants elect to delay payment of the Fund. The Fund shall be deposited into a trust account (hereinafter "the Account") with a national banking association designated by Class Counsel and approved by the Court. Expenditures from the Fund shall be utilized exclusively for the following purposes:

                 a. To pay the named plaintiffs in accordance with the provisions of this Section upon final Court approval of the Decree; and

                 b. To pay members of the Settlement Class in accordance with the provisions of this Section upon final Court approval of the Decree.

         2. All interest earned on the Account between the time that the Fund is deposited and the time that the Fund is dispersed to class members and named plaintiffs shall be used to pay members of the Settlement Class and the named plaintiffs in accordance with the provisions of this Section, provided that this Decree receives final approval by this Court. If this Decree is not finally approved by this Court within ten (10) days following the issuance of an order denying final approval, all funds in the Account, including all interest or proceeds therefrom, shall be returned to Denny's.

         B.      Allocation of Settlement Fund

         1. Upon final approval of the Decree by this Court, the Fund shall be allocated in the following manner: $390,000 of the Fund, plus accrued interest, shall be designated for payment to the named plaintiffs as follows: Named Plaintiffs Alfonso M. Dyson, Marvin L. Fowlkes, Merrill L. Hodge, Joseph W. James, Leroy E. Snyder, and Robin
D. Thompson shall each receive $35,000, plus any interest earned on the $35,000 sum during the time that the named Settlement Fund was deposited in the Account. Named Plaintiffs Lorna R. Elam, Veronica A. Marshall, Charles E. Kilpatrick, Thelma I. Green, Eugene F. Kilpatrick, Earl C. Green, Jerrod D. Leigertwood, Clarence M. Haizlip Jr., Rex L. Tingle, Susan L. Probyn, Angela M. Enloe, and Steven R. Conerly shall each receive $15,000, plus any interest earned on the $15,000 sum during the time that the Settlement Fund was deposited in the Account.

         2. $50,000 shall be allocated as a "Reserve Fund" to be used to pay any otherwise valid claims which are excluded from the list of qualified class members through error or omission of Class Counsel, the Claims Administrator(s), defendants or their counsel. The remainder of the Fund, excluding the sums to be paid to the named plaintiffs and the amount to be paid to defendants as "opt-out" credits pursuant to subsection XV (C) below, shall remain deposited in the Account and shall continue to accrue interest until such time as the final list of qualified class member claimants participating in the Fund is approved by the

Court pursuant to subsection XV(I). Immediately following approval of the final list, the balance of the Fund shall be distributed to qualified class member claimants on the final list. To the extent any money remains in the Fund or Reserve Fund one year after distribution of checks from the Fund to the final list of qualified class member claimants, all remaining money shall be donated to such non-profit organizations dedicated to the furtherance of the civil rights of African-Americans as the parties agree to be appropriate at that time.

         C.      Reduction of Opt-outs

         1. Consistent with Section VIII of the Decree certifying the Settlement Class under Federal Rule of Civil Procedure 23(b)(3), and in accordance with the requirements of Federal Rule of Civil Procedure 23 (c)(2), any putative member of the class may request exclusion from the class by notifying the central Claims Administrator described in subsection D (3) below in writing of his or her desire for exclusion. All requests for exclusion must be received by the central Claims Administrator no later than July 18, 1994. Only those persons who request exclusion in the time and manner set forth herein shall be excluded from the class.

         2. Pursuant to Federal Rule of Civil Procedure 23 (b)(3) and (c)(2), the terms and provisions of this Decree concerning monetary relief shall have no binding effect on any person who makes a timely request for exclusion that satisfies all requirements for making such requests contained in the Decree.

         3. Defendants shall receive a credit of $3,000 for each member of the Settlement Class who makes a timely request for exclusion that satisfies all requirements for making such requests set forth in this Decree; provided, however, that defendants shall receive no such "opt-out" credit for:

                 a. Any person who, as of May 24, 1994, has been named as a plaintiff in any civil action commenced against any of the defendants, or against their franchisees, subsidiaries, directors, officers, agents, or employees, in any federal, state or local court in the United States alleging a violation of federal, state or local public accommodations laws;

                 b. Any person who, as of May 24, 1994, has been named as a plaintiff, complainant, victim, or the functional equivalent thereof, in any complaint filed or lodged with a federal, state or local administrative agency alleging a violation of federal, state or local public accommodations laws by any of the defendants or their franchisees, subsidiaries, directors, officers, agents or employees;

                 c. Any person who, as of May 24, 1994, has been named as a plaintiff, complainant, victim, or the functional equivalent thereof, in any written demand from legal counsel for money or equitable or injunctive relief made upon any of the defendants, or their franchisees, subsidiaries, directors, officers, agents, or employees, based upon an alleged violation of federal, state or local public accommodation laws; or

                 d. Any person whose request for exclusion states that he or she does not intend to initiate a lawsuit or other legal proceedings against defendants. Within ten (10) days after the Court grants preliminary approval of this Decree, defendants shall serve upon Class Counsel a written list of all persons known to defendants who come within the credit exemptions set forth in this subsection.

         D.      Notice

         1. Following preliminary approval of the Decree by the Court, Class Counsel shall cause to be published the notice of settlement pursuant to the media plan and notice attached at Exhibits E and F, respectively. The defendants shall pay for the publication of this initial notice, as described in the media plan, at a cost not to exceed $1,528,202. Payment of the costs associated with the publication of notice following preliminary approval by defendants shall be accomplished by depositing $1,528,202 in a separate escrow account (hereinafter "the Notice Account") with a national banking association designated by Class Counsel and approved by the Court. Defendants shall deposit these funds in the Notice Account within three business days following preliminary approval of the Decree by the Court. Dispersal of the funds contained in the Notice Account shall be made by Class Counsel to the appropriate third party vendor at such time as the bill for each element of the media plan comes due.

         2. Following final approval of the Consent Decree by the Court, Class Counsel shall cause to be published notice of settlement and claims process in accordance with the media plan attached as Exhibit
E. Payment of the costs associated with the publication of this second phase of notice shall be accomplished by defendants depositing an additional $661,049 in the Notice Account within three business days following final approval of the Decree by the Court. Dispersal of the funds contained in the Notice Account following final approval shall be made by Class Counsel to the appropriate third party vendor at such time as the bill for each element of the media plan comes due.

         3. In addition to published notice, within ten (10) days after preliminary approval of the Decree, Class Counsel and Denny's each shall prepare and deliver to a central, nationwide claims administration office to be selected by the parties (hereinafter "central Claims Administrator") a computer disk containing the names and last known addresses or last known telephone numbers of all potential class members who contacted Class Counsel or Denny's, respectively, concerning complaints of discrimination regarding customer service and treatment prior to or during the pendency of litigation (hereinafter "Class Intake List"). Within twenty-one (21) days after receipt of the Class Intake List from Class Counsel, the central Claims Administrator shall cause to be mailed, via first class mail, a notice, in the form of Exhibit F, and a Claim Form, and instructions, in the form of Exhibit G, to each person on the Class Intake List. The costs of the mailing shall be billed by the central Claims Administrator to and paid monthly by defendants.

         4. For each notice and claim form mailed to persons on the Class Intake List and returned as undeliverable, the central Claims Administrator shall, within twenty (20) days after receipt of the undeliverable notice and claim form, arrange through IRSC or a comparable service, for a computer database trace for such potential class member and remail the notice and claim form to any additional address obtained for such potential class member. The costs of the IRSC or other comparable search shall not exceed an average of $15.00 per trace, and shall be billed by the central Claims Administrator to and paid monthly by defendants.

         E.      Initial Receipt of Claim Forms

         1. Beginning on May 24, 1994 and continuing until June 30, 1994, and between July 29, 1994 and August 15, 1994, the central Claims Administrator shall maintain and staff with live persons a toll free "800" line (1-800-836-0055) to receive calls from potential class members seeking claim forms between the hours of 9:00 a.m. and 2:00 a.m. (Eastern Standard Time), Mondays through Fridays, and 11:00 a.m. and 8:00 p.m. (Eastern Standard Time), Saturday and Sunday. Between July 1, 1994 and July 28, 1994, and from August 16 and thereafter, the central Claims Administrator shall maintain and staff with a live person or persons a toll free "800" line to receive calls from potential class members between the hours of 11:00 a.m. and 9:00 p.m. (Eastern Standard
Time), Mondays through Fridays. At all other times, the line should be answered by a voicemail message recording device. These hours of telephone coverage shall be subject to revision and modification upon agreement of the parties based on the recommendation of the central Claims Administrator.

         The central Claims Administrator shall be responsible for mailing claim forms to all potential claimants who request such forms, and serving as a repository for the receipt of claim forms upon their return by all potential claimants. Commencing on June 1, 1994, and continuing through September 1, 1994, within seven (7) days after receiving a written or telephone request for a claim form, the central Claims Administrator shall mail a claim form to the potential class member. Thereafter, and until the deadline, the central Claims Administrator shall mail a claim form within twenty-four hours after receiving a written or telephone request for a claim form. Any written request for claim forms received by defendants or their counsel shall be forwarded promptly to the central Claims Administrator by facsimile. The central Claims Administrator shall then mail a claim form to the potential class member in accordance with the provisions set forth above. The central Claims Administrator shall initially review every claim form received to determine if the form is complete and properly signed. If the claim form is incomplete or is not properly signed, the central Claims Administrator shall return the claim form to the claimant and the claimant shall be given thirty (30) days from the date of mailing within which to return to the central Claims Administrator the form properly completed and/or properly signed. The failure of a claimant to complete, sign or return the Claim Form within thirty (30) days shall result in a denial of the claim. Upon receipt of a properly signed and completed claim form, the central Claims Administrator shall be responsible for forwarding such forms to Class Counsel on computer disk and in hard copy. It shall be the sole responsibility of the central Claims Administrator to return incomplete claim forms to the potential claimant with instructions as to how to complete the form.

         2. In the event that Class Counsel receives requests from potential claimants for claim forms, those requests shall be recorded and transmitted promptly to the central Claims Administrator, who shall retain sole responsibility for the mailing and receipt of all claim forms, as well as for the return and tracing of all incomplete claim forms. All of the costs associated with the requirements of this subsection shall be billed by the central Claims Administrator to and paid monthly by defendants.

         3. The central Claims Administrator shall, on a periodic basis, submit reports of its activities requested by Class Counsel. Upon the request of Class Counsel or defendants, the central Claims Administrator shall provide copies of Claim Forms, rejected claim data, and any and all other documents or information related to the claims procedure.

         F.      Eligible Class Members

         1. For all persons other than the named plaintiffs, eligibility to receive payment from the Fund shall depend upon:

                 a. Submission of a completed claim form, see Exhibit G, signed under oath pursuant to the requirements of 28 U.S.C. (section mark) 1746 and postmarked no later than September 30, 1994;

                 b. A determination by Class Counsel for Special Master, in the event of a disputed claim) that the person meets the class definition set forth in Section X; and

                 c. A determination that the person has not opted out of the lawsuit, or previously released his or her claim.

         2. The date of return for all claim forms shall be determined by postmark. Failure to return the completed claim form by September 30, 1994 shall bar the potential class member from having his or her claim considered and from receiving a monetary award from the Fund. Each potential class member, including minors, must submit his/her own claim form. A parent, legal guardian or next friend may complete and sign a claim form on behalf of a minor. Each claimant under the age of eighteen (18) must have his or her claim form signed by a parent, legal guardian or next friend.

         3. It shall be the responsibility of Class Counsel to determine a claimant's eligibility to receive a monetary share of the Fund. The defendants stipulate and agree that they will have no role in claims determination and will not challenge any determination made by Class Counsel concerning a potential claimant's eligibility to receive a monetary award from the Fund. Upon receipt of a completed claim form, Class Counsel shall notify the claimant by first class mail, postage pre-paid, that all further processing of the claim will be made by Class Counsel. The claimant shall be further advised by Class Counsel that it shall be the sole responsibility of each potential member of the Settlement Class to keep Class Counsel advised of every change of his or her address. Class Counsel shall have no obligation to attempt to locate or contact an individual if a mailing to that individual's last known address is returned as undeliverable.

         4. Wherever possible, determinations of eligibility to receive a monetary award from the Fund shall be made solely upon the information supplied by the claimant in the Claim Form. However, Class Counsel may request supporting information and documents from a potential claimant to assess the validity of the claim. Failure to respond to a request for additional information within thirty (30) days shall result in denial of the claim. Class Counsel shall have discretion to determine the order and timing in which specific claim forms will be reviewed and evaluated. Class counsel shall use their best efforts to resolve expeditiously the merits of all claims.

         5. In the event that Class Counsel determines that a claimant is not eligible to participate in the Fund, Class Counsel shall send the claimant a written notice that states the reason(s) for the determination. This notice shall be sent to the claimant's last-known address by first-class mail, postage prepaid, and shall inform the rejected claimant of his or her right to challenge the determination, as well as the procedures for doing so. To file a challenge, a rejected claimant must notify Class Counsel in writing of his or her desire to challenge the determination. The written challenge must be postmarked no later than thirty (30) days after the date of Class Counsel's letter notifying the claimant of the adverse determination. Written challenges postmarked after the thirty (30) day time period shall be deemed waived, regardless whether the claimant received the notice finding the claimant not eligible to participate in the Fund.

         G.      Disputed Claims

         1. In the event that a rejected claimant submits a timely written challenge to the determination made by Class Counsel, the claim shall be submitted to a Special Master for resolution. The Special Master shall be selected by Class Counsel with approval by the Court. All claims shall be resolved by the Special Master based solely on relevant written documents submitted by the claimant and any other relevant information obtained by Class Counsel. The claimant shall have no right to an oral hearing, and no right to appear in person before the Special Master. All decisions issued by the Special Master shall be in writing and shall state briefly the reason(s) for the decision. The Special Master shall resolve all disputed claims within forty-five (45) days of the time that the claim is submitted for resolution.

         2. Class Counsel shall mail a copy of the decision of the Special Master to the last known address of the claimant by first-class mail, postage prepaid. All determinations by the Special Master shall be final, binding, and non-appealable. The fees and expenses of the Special Master shall be paid from the Claims Determination Fund described in
Section XVI below.

         H.      Disbursement of Opt-out Credits

         1. Following the Court's final approval of the Decree, Class Counsel and the defendants shall review all requests for exclusion received by the Clerk of Court and shall attempt to agree on the amount of opt-out credit, if any, the defendants are due pursuant to Section XV
(C) above. If Class Counsel and the defendants are unable to agree on the amount of the credit, they shall submit the issue to the Court for resolution. Once the amount of the credit has been determined, either through agreement of the parties or through determination by the Court, that amount shall be withdrawn from the Account and paid to the defendants. The amount of credit paid to defendants shall not include any interest earned on such amount during the time it is deposited in the Account.

          I.     Class Monetary Distribution

         1. After the Special Master has resolved all timely filed written challenges to Class Counsel's determination of claimant eligibility to receive a monetary award from the Fund, and following final approval of the Decree by the Court, Class Counsel shall submit a final list of qualified claimants and their respective shares of the Fund to the Court for review and approval. Upon approval of the final list by the Court, the remainder of the Fund, plus interest accrued on that remainder from the time of deposit into the Account, shall be distributed to all persons included on the final list. All persons on the final list shall share equally in the Settlement Fund, regardless of the number of alleged discriminatory incidents in which they were involved, and regardless of the specific type or severity of the discrimination alleged. Administration and implementation of the disbursement shall be the responsibility of Class Counsel and/or their agents. Class Counsel and/or their agents shall mail all checks to the last known address of each person included on the final list. Class Counsel and/or their agents shall use their best efforts to complete the disbursement of the Fund as expeditiously as possible following the completion of the final list and review by the Court.

         2. In the event that a current or former employee of the defendants contacts or otherwise seeks to communicate with Class Counsel regarding the employees eligibility to receive payment from the Fund as a member of the Settlement Class, Class Counsel shall be permitted to communicate with the employee to the extent appropriate to fulfill their obligations as Class Counsel to all class members. The defendants agree not to raise, assert, or rely upon any federal, state or local rule of ethics or any provision of any code of professional responsibility that might otherwise preclude Class Counsel from communicating with the employee to the extent set forth herein.

         J.      Objections to Class Settlement

         Potential class members who wish to present objections to the proposed settlement must do so in writing. Written objections must be received by the central Claims Administrator on or before July 18, 1994. Within three (3) days of receipt of a written objection, the central Claims Administrator shall file the objection with the Clerk of Court and serve copies on Class Counsel and the defendants. The central Claims Administrator shall retain copies of all written objections in its files until such time as it is relieved of all duties and responsibilities under this Decree.

                                       XVI.

                       ATTORNEY'S FEES, C0STS AND EXPENSES

          A. Plaintiffs and the Settlement Class shall be deemed prevailing parties under applicable law for purposes of the recovery of statutory attorneys' fees, costs and expenses in this case. Plaintiffs, the Settlement Class and Class Counsel are entitled under applicable law to recover their reasonable attorneys' fees, litigation expenses, and costs that they have expended in this case.

         B.      The defendants have agreed to pay Class Counsel:

         (1) $1,900,000 as their reasonable attorneys' fees, litigation expenses, and costs for work performed through and including the date of final approval of the Decree by the Court. This amount represents the parties' agreement to reach a liquidated figure, taking into account their best estimate of the fees, costs and expenses Class Counsel have incurred and will reasonably incur through the date of final approval of the Decree, and the importance of the case, the quality of representation, the results obtained, including the size of the monetary award, the expenditure of time and resources, and the delay in payment of any compensation;

         (2) $1,100,000 as separate compensation for attorneys' fees, expenses and costs that will be incurred in administering the claims determination process on behalf of the Settlement Class pursuant to Section XV of the Decree.

         These amounts satisfy any obligation the defendants may have to pay reasonable attorneys' fees, expenses and costs to the plaintiffs and any members of the Settlement Class for any and all work performed through and including the date of final approval of the Decree by the Court, and for any and all work needed to administer and process claims, regardless whether the claims administration and processing work is performed before or after the date of final approval of this Decree by the Court.

         Payment of these amounts shall be made directly to Class
         Counsel as follows:

         1. $250,000 of the funds allocated for claims determination and administration shall be paid to Class Counsel within three (3) business days following preliminary approval of the Decree by the Court. The purpose of this payment is to provide funds to Class Counsel to pay start-up costs associated with administering and processing claims.

         2. $1,900,000 and $1,100,000, minus the interim payment of $250,000 referred to in subparagraph (1) above, for a total of $2,750,000, shall be paid to Class Counsel within five (5) business days following final approval of the Decree by the Court.

         C. The defendants have further agreed to pay Class Counsel an award of reasonable attorneys' fees, expenses and costs for work performed in monitoring the defendants' compliance with terms of the Consent Decree for the duration of the Decree. The defendants agree that Class Counsel shall be paid attorneys' fees, expenses and costs in an amount not to exceed $1,218,000 for legal work performed in monitoring compliance with the Decree after the date of final approval. Payment of these fees, expenses and costs shall be made in accordance with the procedures set forth in this Section below. This amount satisfies any obligation the defendants may have to pay reasonable attorneys' fees, expenses and costs to the plaintiffs and any members of the Settlement Class for any and all work performed in monitoring the terms of the Consent-Decree for the duration of the Decree.

         However, this amount is not intended to satisfy defendants' obligation to pay for Class Counsel's attorneys' fees, costs, and/or litigation expenses that are incurred by Class Counsel in connection with any litigation to enforce the Decree and/or in any proceeding in which the Decree is challenged, including but not limited to an appeal from approval of the Decree, where Class Counsel is acting to defend the Decree after final approval. To the extent permitted under applicable law, Class Counsel shall be paid for all reasonable attorneys' fees, costs and litigation expenses incurred in enforcing or defending the Decree, whether in this Court, other federal or state trial courts, administrative tribunals, or on appeal. Any such fee request of Class Counsel shall be made to the Court if the parties cannot resolve the matter informally.

         Payment of fees, costs, and expenses for the monitoring work to be performed by Class Counsel shall be made as follows:

         1. Within five (5) business days following final approval of the Decree by the Court, defendants shall deposit $370,000 in a separate escrow account (hereinafter "the Monitoring Account") with a national banking association designated by Class Counsel and approved by the Court. On January 30, 1996, defendants shall deposit $250,000 in the Monitoring Account. On January 30, 1997, defendants shall deposit an additional $250,000 into the Monitoring Account. Provided that the Decree has not been terminated, on September 30, 1998, defendants shall deposit $174,000 into the Monitoring Account. Finally, provided that the Decree has not been terminated, on September 30, 1999, defendants shall deposit $174,000 into the Monitoring Account.

         2. Funds from the Monitoring Account shall be dispersed to Class Counsel on January 30 and July 30 of each year during which the Decree is in effect in amounts reflecting (a) the number of hours of monitoring work performed during the previous six month period, multiplied by a reasonable hourly rate, and (b) costs and expenses incurred during the previous six month period. In the event the parties cannot agree informally on the amount to be dispersed to Class Counsel from the Monitoring Account for a particular six month period, the matter shall be submitted to the Court for resolution.

                                                    XVII.

                                        DISPUTE RES0LUTION PROCEDURES

         The parties recognize that questions may arise as to whether the defendants are fulfilling their obligations as set forth herein. In the spirit of common purpose and cooperation which occasioned this Consent Order, the parties agree to, and the Court approves, the following:

         A. If differences arise between any of the parties and/or the Monitor with respect to Denny's compliance with, interpretation of, or implementation of the terms of this Decree, an earnest effort shall be made by the parties to resolve such differences promptly in accordance with the following Dispute Resolution Procedure.

         B. If one party believes an issue must be resolved, it shall promptly notify the other party in writing of the issue and the facts and circumstances relied upon in asserting its position. The party notified of the issue shall be given a reasonable period of time (not to exceed fifteen (15) days) to review the facts and circumstances and to provide the party raising the issue with its written position including the facts and circumstances upon which it relies in asserting its position. Within a reasonable period of time thereafter (not to exceed fifteen (15) days), the parties shall meet, by telephone or in person, and attempt to resolve the issue informally. If a party believes that resolution cannot be achieved following a meeting to discuss the dispute, the party shall promptly notify the other party in writing that it is terminating discussions, and shall specify its final position with regard to resolving the dispute.

         C. Nothing in this Section shall prevent any party from promptly bringing an issue before the Court when, in the moving party's view, the facts and circumstances require immediate court action. The moving party's papers shall explain the facts and circumstances that necessitate immediate court action. If any party brings a matter before the Court requiring immediate court action, the opposing party(ies) shall be provided with appropriate notice under the Local Rules of this District and the Federal Rules of Civil Procedure.

                                                   XVIII.

                                         INCIDENTS OF DISCRIMINATION

         Plaintiffs agree that they will not seek to hold Denny's in contempt for a single isolated incident of discrimination by a Denny's non-supervisory employee unless Denny's management learns of the incident and Denny's fails to take timely remedial action acceptable to the Monitor, the United States and Class Counsel. Nothing in this provision shall preclude plaintiffs (1) from asserting an incident of discrimination was not isolated and/or that it reflected a pattern or practice of discrimination in whole or in part; and/or (2) from seeking to hold persons other than defendants in contempt of this Decree for such an incident.

                                                     XIX.

                               ENTIRE AGREEMENT; MODIFICATION AND
                               SEVERABILITY

         The Decree constitutes the entire agreement among the parties and supersedes all prior agreements, written or oral, among the parties. The only obligations that shall be imposed on the defendants pursuant to the Decree are those expressly set forth herein; no additional obligations are to be imposed or implied.

         Each provision and term of this Decree shall be interpreted in such manner as to be valid and enforceable. In the event any provision or term of the Decree is determined to be or is rendered invalid or unenforceable, all other provisions and terms of the Decree shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Decree to any person or circumstance is determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

         The parties shall have the right to seek relevant modifications of the Decree to ensure that its purposes are fully satisfied, provided that any request for modification has been preceded by good faith negotiations between the parties.

                                                     XX.

                                                CERTIFICATION

         The signatories certify that they are authorized to execute the Decree on behalf of their respective parties.

         IT IS SO ORDERED, ADJUDGED, AND DECREED this         day of
         , 1994.


                                                       DEBORAH K. CHASANOW
                                                       U.S. District Judge
                                                       District of Maryland

         The parties consent to the entry of this Order as indicated by the signatures of counsel below:

         For Alfonso M. Dyson, et al., Individually and on Behalf of all Others Similarly Situated:


                                                   /s/ John P. Relman
                                                   John P. Relman Neal
                                                   E. Kravitz Washington
                                                   Lawyers' Committee
                                                   for Civil Rights and
                                                   Urban Affairs 1400
                                                   Eye Street, N.W.
                                                   Suite 450 Washington,
                                                   D.C.  20005




                                                   /s/ Craig A. Hoover
                                                   Jonathan Abram Craig
                                                   A. Hoover Robert B.
                                                   Duncan Hogan &
                                                   Hartson 555
                                                   Thirteenth Street,
                                                   N.W. Washington, D.C.
                                                   20004

                                                   Counsel for Plaintiffs

                                                   Date:    May 23, 1994

 Counsel for Defendant Flagstar Corporation and Denny's,  Inc.

                                              /s/ Maureen E. Mahoney
                                              Thomas L. Pfister
                                              Irwin Goldbloom
                                              Maureen E. Mahoney
                                              Joseph B. Farrell
                                              Latham & Watkins
                                              1001 Pennsylvania Avenue, N.W.
                                              Washington, D.C. 20004


                                                            Date:  May 23, 1994

For Defendants Flagstar Corporation and Denny's, Inc.





                                            Flagstar Corporation, a
                                            Delaware Corporation


                                            By:  /s/ H. Stephen McManus
                                                    H. Stephen McManus
                                            Its:     Executive Vice President,
                                                      Restaurant Operations

                                       By:  /s/ Robert L. Wynn
                                               Robert L. Wynn, III
                                       Its:     Senior Vice President and
                                                General Counsel



                                  Denny's Inc., a California corporation


                                  By:  /s/ Robert L. Wynn
                                          Robert L. Wynn, III
                                  Its:    Vice President and General Counsel


                                  By:  /s/ Robert M. Barrett
                                          Robert M. Barrett
                                  Its:   Assistant General Counsel and
                                          Assistant Secretary